Exhibit 14.1

KANSAS CITY SOUTHERN

(and U.S. subsidiary companies)

CODE OF BUSINESS CONDUCT AND ETHICS

FOR DIRECTORS, OFFICERS AND EMPLOYEES

I.	INTRODUCTION

Kansas City Southern and its United States subsidiaries (collectively called the “Company”) has always required that the Company’s business be conducted in accordance with the highest ethical and legal standards, and in such a manner as to avoid any actual or perceived conflict of interest. All directors, officers and employees of the Company (hereinafter referred to as “employees”) are expected to observe these legal and ethical standards in the performance of their duties and in pursuit of the Company’s goals and objectives. This Code of Business Conduct and Ethics for Directors, Officers and Employees (“Code of Ethics”) summarizes these standards as they relate to the Company and is intended to serve as the Company’s “code of ethics,” as that term has been defined by the Securities and Exchange Commission (“SEC”). Although officers, directors and employees of Kansas City Southern’s Mexican subsidiaries are held to the same high legal and ethical standards, because of differences between the legal and regulatory environments in the U.S. and Mexico, this Code of Ethics applies solely to U.S. employees.

II.	BUSINESS ETHICS

The Company is committed to compliance with the highest ethical standards in pursuing its business interests and all employees are expected to observe those standards. The Company and its employees will fulfill this commitment in order to protect the Company from criticism and litigation and to preserve and enhance the Company’s reputation as a good corporate citizen. Stated generally, some of the ethical standards to which the Company is committed, and for which all employees are individually accountable, are as follows:

a)	Becoming familiar with and conducting the Company’s business in compliance with applicable laws.

b)	Adhering to the Company’s standards for protecting the environment and the safety and health of our employees, our customers, our communities and others.

c)	Treating all customers, business partners and suppliers honestly and fairly.

d)	Promoting equal employment opportunities and the fair treatment of all employees, while providing a work environment free of unlawful harassment.

e)	Avoiding situations where personal interests are, or appear to be, in conflict with the Company’s interests.

f)	Safeguarding and properly using the Company’s proprietary information, assets and other resources.

g)	Maintaining confidentiality of nonpublic information and not acting on such information for personal gain.

h)	Ensuring that all transactions are recorded in the Company’s books of account in accordance with generally accepted accounting principles.

Certain of these ethical standards are discussed in more detail below.

A.	Compliance With the Law

Compliance with applicable laws is a critical element of the Company’s ethical standards. The Company is subject to numerous and complex legal requirements. It is the obligation of all employees to understand those laws that apply to them in the performance of their jobs, and to ensure that the Company’s operations with which they are involved are conducted in conformity with those laws. Some of the laws governing the Company’s operations that all employees should be aware of are summarized below under “Legal Compliance.”

B.	Acceptance of Entertainment or Gifts

Employees should not accept costly entertainment or gifts that may imply a conflict between the interest of the employee and the Company. Annually, the Executive Chairman and the CEO will recommend for approval by the Board of Directors an Entertainment and Gift Policy that will set appropriate entertainment and gift dollar value thresholds for the several employee levels in the Company. Matters exceeding the applicable threshold must be approved in advance in the manner set forth in the Entertainment and Gift Policy.

C.	Corporate Hospitality of Public Officials, Customers and Others

Acts of hospitality should be of such a scale and nature as to avoid compromising the integrity or impugning the reputation of either the person entertained or the Company. All such acts should be performed with the expectation that they will become a matter of public knowledge.

D.	Political Contributions

Except where permitted by federal law, employees shall not use the Company’s funds, directly or indirectly, for contributions of any kind to any political party or committee in the United States or to any candidate for or holder of any federal office. Authorized corporate contributions may be made to political parties or committees, or to any candidate for or holder of any state or local office, when permitted by applicable law. In Mexico, Panama and other countries outside the United States, political contributions must comply with the requirements of the U.S. Foreign Corrupt Practices Act (“FCPA”) and local law and practice. Contributions to foreign officials in the United States must also comply with the FCPA. Because of the complex and varying nature of U.S. and foreign laws, any contributions to U.S. or foreign officials, political parties or others must be approved in writing in advance by a Company Vice President and the Law Department.

III.	CONFLICT OF INTEREST

Employees should avoid any situation that does or may involve a conflict, or an appearance of conflict, between their personal interests and the interests of the Company. In dealings with current or potential customers, suppliers, contractors and competitors, employees must act in the best interests of the Company to the exclusion of personal advantage. Each employee has an obligation to make prompt and full disclosure in writing, as required under Part X hereof, of any situation which may potentially involve a conflict of interest. This includes, but is not limited to, the following:

a)	Ownership by an employee, or a family member, of a significant financial interest in any outside enterprise which does or seeks to do business with, or is a competitor of, the Company.

b)	Serving as a director, officer, partner, consultant, or in any other key role, in any outside enterprise that does or seeks to do business with, or is a competitor of, the Company.

c)	Acting as a broker, finder or other intermediary for the benefit of a third party in transactions involving the Company or its interests.

d)	Any arrangement or circumstance, including family or other personal relationships, which might dissuade the employee from acting solely in the best interest of the Company.

e)	Any extension of credit in the form of a personal loan to, or any arrangement by the Company of an extension of credit in the form of a personal loan for, any officer, director or employee. Any such loan to or on behalf of any officer or director is prohibited.

f)	Any situation in which an individual’s private interest interferes in any way, or even appears to interfere, with the Company as a whole, any actions or interests that may make it difficult for an individual to perform his or her work objectively and effectively, or the receipt of any improper personal benefit as a result of an individual’s position with the Company.

IV.	CORPORATE OPPORTUNITIES

Employees owe a duty to the Company to advance its legitimate interests. Accordingly, employees are prohibited from:

a)	Taking for themselves personally any opportunity that is discovered through the use of any property, information or position of or with the Company.

b)	Using any property, information or position of or with the Company for personal gain.

c)	Competing against the Company.

V.	CONFIDENTIAL INFORMATION

Employees may obtain confidential information with respect to the Company or its customers during the course of their employment with the Company. Confidential information includes, without limitation, all non-public information that could reasonably be expected to be of use to competitors, harmful to the Company or harmful to the customers of the Company, if disclosed. Examples of confidential information include customer lists, rate structures, cost structures, information about customers, business strategies, negotiations, pending contracts, financings, or financial projections, and information with regard to financial condition or results, which has not been publicly disclosed by the Company. Employees shall not use or disclose to any person, firm or entity any proprietary, confidential or trade secret information of the Company or its customers without the Company’s express prior written permission. Upon termination of employment, employees shall deliver to the Company all materials that contain any such information and all copies thereof. Protecting this information is essential to the successful conduct of the Company’s business and is the responsibility of every employee during and subsequent to his or her employment period, except when such disclosure is authorized or legally mandated and is publicly disclosed by persons responsible for such disclosure under applicable laws and regulations.

VI.	FAIR DEALING

Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and other employees. Employees should avoid taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

VII.	PROTECTION AND PROPER USE OF ASSETS

All the Company’s assets should be used for legitimate business purposes and not for personal gain. The use of the Company’s funds or assets for any unlawful or unethical purpose is prohibited. Employees should endeavor to prevent theft, carelessness and waste of the Company’s assets.

VIII.	LEGAL COMPLIANCE

The Company has always required that all employees conduct the Company’s business in accordance with all federal, state, local and foreign laws and regulations. All employees are expected to observe the highest ethical and legal standards in the performance of their duties. The failure of employees to strictly adhere to the letter and the spirit of the law could result in both personal and corporate civil or criminal liability. It is the personal responsibility of each employee to comply with the law. In addition, each employee is charged with the responsibility of reporting any behavior or conduct that could constitute a criminal offense, under the procedures outlined under Part X hereof.

The following guidelines are a brief outline of several areas of the law that are the most frequent sources of personal or corporate civil or criminal liability. The list is not intended to be either exhaustive or definitive. In the event an employee has any concern whatsoever that his or her conduct or the conduct of others may result in personal or criminal liability for the employee or the Company, the employee should seek specific guidance and advice from his or her department manager and the Law Department.

A.	Antitrust Laws

The following is a very brief summary of the antitrust laws as they apply to the Company. The antitrust laws were enacted to promote competition and regulate what we can do when we are acting alone or together with our competitors. The antitrust laws provide criminal and civil penalties that can be imposed on the Company, as well as the employees involved. Individuals found guilty of an antitrust offense often face the prospect of spending years in jail and paying large fines. Companies that commit antitrust violations can be required to pay literally hundreds of millions of dollars to injured parties.

1.	Joint Conduct

Companies often must work together and may legally do so under certain circumstances. There are, however, some activities prohibited by the antitrust laws. Probably the number one prohibition is price fixing. Competing companies cannot make agreements on prices, nor can they agree on other terms affecting price such as frequency of service, liability provisions and credit terms. Jail time is virtually automatic for anyone found guilty of price fixing. It is also illegal for competitors to engage in a group boycott or agree not to compete, for example, by dividing up a market geographically.

Whether joint conduct is legal is a question that should always be referred to the Law Department. The answer will depend on each factual situation. For example, it may be legal to set standards in one case, but illegal in a similar case. Always consider whether anyone may be injured by the proposed conduct, because the pro-competitive effects of the joint conduct must be weighed against any injuries it may create. While the Law Department is responsible for judging whether proposed joint activity is legal under antitrust laws, it is the duty of each employee who refers such a question to disclose all of the facts to the Law Department, not just those which the employees feels justify the proposed joint conduct.

2.	Unilateral Conduct

When a company acts on its own, antitrust becomes an issue only when the company has some degree of control over a market, sometimes referred to as “market power.” If it has enough market power, the antitrust laws may prohibit the company from refusing to deal with a customer or refusing to sell the customer something over which it has market power, unless the customer buys something else from the company (a “tying arrangement”). What the Company can or cannot do when it has market power is a question for the Law Department. While the threshold question of whether the Company has market power is a difficult one, employees should err on the safe side and assume that our Company has such market power in instances where it has the only appropriate facility or service available. In those situations, it is the responsibility of each employee to raise antitrust issues with the Law Department.

3.	Intent

Intent is a crucial factor in any criminal antitrust case. In addition, in civil antitrust cases, intent to form a combination or limit competition to injure a customer or competitor can create antitrust liability. All employees are expected to observe the highest standards of ethical and legal conduct. In antitrust terms, employees are expected to act in a manner which enhances the competitiveness of the Company. Employees must never take an action with the intent of injuring a customer or a competitor.

B.	Securities Laws

1.	Insider Trading

The laws and regulations involving the issuance, buying and selling of Company stock are both stringent and complicated. Those employees whose work involves stock, financing or any matter that may require reporting to the SEC must coordinate with the Law Department and the Corporate Secretary to ensure legal compliance.

One area of the securities law that can affect all employees is that involving insider trading. Securities law requires that no one may buy or sell a security (stock) while aware of “inside information.” Inside information is “material” information about a company which is undisclosed to the general public. Information is “material” if there is a substantial likelihood that the information would be viewed by a reasonable investor as significantly altering the total mix of otherwise available information. When an employee is aware of significant undisclosed facts (such as corporate revenues, earnings or financial projections, significant claims by or against the Company, negotiations, acquisitions, joint ventures or other significant transactions, or business or marketing strategies) that employee must not trade in the Company’s stock, or the stock of any other company involved in the undisclosed information, until after such information is made public and the market has had sufficient time to react to the information. The legal penalties for insider trading are extremely severe. If an employee has any questions in this area, the Law Department should be consulted immediately.

Senior management officials must also be mindful of liability for short swing trading and of their obligation to report changes in their beneficial ownership of stock on Form 4 within two business days of a transaction. Senior management may also be subject to SEC Rule 144 in any sale of stock. These rules can be complex. Those subject to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) or Rule 144 should always consult the Corporate Secretary or the Law Department when planning to buy or sell Company stock.

2.	Accounting and Auditing Regulations

The Company is obligated under the Exchange Act to keep accounting records that, in reasonable detail, accurately and fairly represent the Company’s transactions. Furthermore, it is unlawful to knowingly falsify any book, record or account, and to knowingly circumvent or knowingly fail to implement a system of internal accounting controls. Employees should record the Company’s transactions in a truthful manner and should comply with all accounting policies, procedures and internal controls.

The Exchange Act and the Sarbanes-Oxley Act of 2002 prohibit any action taken to fraudulently influence, coerce, manipulate, or mislead any independent registered public accounting firm engaged in the performance of an audit of the financial statements for the purpose of rendering such financial statements materially misleading. Employees are expected to provide truthful and complete information to all properly designated oversight groups, including, but not limited to the independent registered public accounting firm, internal auditor, Audit Committee of the Board of Directors (the “Board”), governmental regulatory agencies, and other persons or groups authorized by the Board or senior management.

3.	Selective Disclosure of Inside Information

It is a violation of Regulation FD of the SEC for any executive officer or director, or any other officer, employee or agent of the Company who regularly communicates with securities analysts, fund managers or shareholders, to privately disclose any inside information to securities analysts, fund managers or shareholders without simultaneously disclosing that information to the public. Only a limited number of officers and employees are authorized to speak with these persons or the media on behalf of the Company. Any contact from these persons and any conversation with them should be immediately reported to the Law Department.

C.	Environmental Laws

There are numerous federal and state laws protecting the environment. The territory served by the Company and its U.S. and foreign subsidiaries and affiliates is quite large. The Company is committed to full compliance with these laws, but it must rely on its employees - particularly those in the field - to report problems regarding environmental compliance.

Environmental laws protect the air, land and water. For our Company, the biggest concern, aside from regulatory compliance, involves laws prohibiting contamination of land or water. The key is proper disposal of all waste materials. Virtually all waste materials, whether solid waste (such as wood or metal scrap) or hazardous waste (such as used solvents and cleaners) must be disposed of properly. Improper disposal, such as burying waste, throwing waste into wooded areas or dumping waste onto land or into a stream, is a criminal offense. A convicted employee will likely serve time in jail and substantial fines could be imposed on both the employee and the Company. All environmental concerns should be reported to management as soon as possible.

D.	Employee Safety

There are numerous federal and state laws regulating the conduct of the Company and its employees designed to promote employee safety. These laws and regulations guide the manner in which our operations are conducted and our facilities are maintained and constructed. The Company is committed to compliance with these laws and regulations. In addition, the Company issues and enforces rules and regulations beyond the minimum required by law to help encourage employee safety. Compliance with these laws and regulations is the duty of every employee. Each employee is charged with the responsibility of bringing all unsafe conditions, including any violations of safety laws, regulations and Company rules, to the attention of the appropriate supervisor or manager.

E.	Improper Gifts, Payments or Rebates

Federal and state law, and corporate policy, prohibit employees from offering to or receiving anything of value from public officials, officials of foreign governments, competitors or suppliers with the expectation of receiving any benefit or influencing any decision. You are also prohibited from making contributions to foreign candidates or parties unless such a contribution is expressly permitted by the FCPA and the law of that country. Foreign contributions and contributions to foreign officials in the United States must be approved in writing in advance by a Vice President of the Company and the Law Department. All employees are expected to conduct the business of the Company in a professional and ethical manner. Any employee who has been offered a bribe, kickback or rebate, or is aware that such offer has been made on behalf of the Company, should report such information in the manner prescribed under Part X hereof.

F.	Other Laws

Employees must observe all other applicable laws. In order to be short and readable, this Code of Ethics does not attempt to catalog the many statutory and other laws that may come into play. Whenever employees have questions as to the legality of any conduct – past, present or proposed – it is their responsibility to contact the Law Department.

IX.	COMPLIANCE WITH OTHER COMPANY POLICIES

Employees should be familiar with and at all times in compliance with the policies issued by the Company’s Personnel Services department.

X.	ADMINISTRATION

Responsibility for administration of this Code of Ethics has been assigned to the Assistant Vice President Personnel Services.

Under this Code of Ethics, all employees of the Company have the following obligations:

a)	If requested to so do, complete and return to Internal Audit on an annual basis, the Conflict of Interest and Compliance Questionnaire, concerning each employee’s compliance, or knowledge of compliance, under this Code of Ethics.

b)	After return of the Questionnaire, to report any changes in the information provided to Internal Audit.

c)	To immediately report to the Assistant Vice President Personnel Services, an Associate General Counsel of the Company, or to our Speak Up! line at 1-800-727-2615 (anonymously if preferred), any known or suspected criminal activity, any waste, fraud or other misconduct, or any activity or conduct which could be considered inconsistent with the letter or the spirit of this Code of Ethics.

d)	To report to the Audit Committee any complaints concerning accounting, internal accounting controls, or auditing matters, including any employee concerns that the Company has engaged in questionable accounting or auditing practices. Reports may be made anonymously to the Audit Committee by calling the Company’s Speak Up! line, 1-800-727-2615, which can be an anonymous call, if preferred.

All information disclosed shall be treated in a confidential manner except to the extent necessary for the protection of the Company’s interests. Employees can report such activity without fear of reprisal. Retaliation or discrimination for (i) a good faith report of any violation of Company rule or policy, (ii) a good faith report of any violation of the law, (iii) assisting any employee in making such a good faith report or (iv) cooperating in an investigation, is strictly prohibited.

Should any employee of the Company have any concerns regarding the legality or propriety of any activity, conduct or condition, those concerns shall be submitted to the Assistant Vice President Personnel Services and an Associate General Counsel in the Law Department for review and advice.

XI.	LEGAL RIGHTS OF THE EMPLOYEE

Nothing in this Code of Ethics shall be construed to alter any “at will” employment arrangement or any other legal right or obligation the Company has with respect to any employee.

XII.	PENALTIES

All employees of the Company are expected to be familiar with and to abide by the foregoing policies and procedures. It should again be emphasized that any violation could result in serious legal difficulties and severe civil and criminal penalties for the Company and the employee. Therefore, any violation by an employee may constitute grounds for disciplinary action, including termination of employment. Any questions concerning the policies and procedures set forth herein should be directed to the Assistant Vice President Personnel Services or to an Associate General Counsel in the Law Department.

XIII.	WAIVERS

Although it is the general policy of the Company not to grant waivers of this Code of Ethics, any waiver of compliance with this Code of Ethics with respect to any executive officer may be granted solely by the Board, which may adopt appropriate controls to safeguard the interests of our stockholders. Any such waiver must be promptly disclosed in a Form 8-K as required by law.

Last Revised: May 2011